SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2004

ROXIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32373	77-0551214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number

Roxio, Inc.

455 El Camino Real

Santa Clara, CA 95050

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 367-3100

Not Applicable

(Former name or former address, if changed since last report.)

ITEM 5.	OTHER EVENTS AND REQUIRED FD DISCLOSURE

On August 9, 2004, Roxio, Inc., a Delaware corporation (the “Company”) and Sonic Solutions, a California corporation (“Sonic Solutions”) entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which the parties contemplate a sale by the Company to Sonic Solutions of substantially all of the assets and liabilities constituting the Company’s Consumer Software Products Division, including all of the capital stock of certain international subsidiaries. With this sale, the Company contemplates focusing its strategy on its Online Music Distribution Division, which it launched in October 2003 under the Napster brand. The proceeds from the divestiture will be used to grow and develop the Online Music Distribution Division.

Sonic Solutions has agreed to pay a total of $70 million in cash and 653,837 shares of Sonic Solutions common stock with a value of $10 million dollars, such share value calculated as of the 10 trading days preceding the signing of the Agreement. The cash purchase price is subject to certain adjustments as described in the Agreement. The disposition will be accounted for as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The closing of this transaction is subject to the fulfillment of closing conditions, including approval by the stockholders of the Company, the absence of a material adverse affect on the Company, as defined in the Agreement, regulatory approvals and the receipt of third-party consents.

A copy of the Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms and conditions of the Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the Agreement.

A copy of the press release issued by the Company and Sonic Solutions on August 9, 2004 is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

2.1	Asset Purchase Agreement between the Company and Sonic Solutions, dated August 9, 2004.

99.1	Press Release dated August 9, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2004

Roxio, Inc.

(Registrant)
By:	/s/ WILLIAM E. GROWNEY, JR.
Name:	William E. Growney, Jr.
Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Asset Purchase Agreement between the Company and Sonic Solutions, dated August 9, 2004.

99.1	Press Release dated August 9, 2004.